Exhibit 16.1

July 20, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Flag Ship Acquisition Corporation to be filed with the Securities and Exchange Commission on or about July 20, 2026. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

/s/ MaloneBailey LLP

MaloneBailey LLP

www.malonebailey.com

Houston, Texas